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                                                                   Exhibit 10.14

August 30, 2001


Chris Simpson
11635 Log Jump Trail
Ellicott City, MD 21042-1536


Dear Chris:

It is a distinct pleasure to offer you the position of Sr. Vice President, Sales, Marketing and Service with Avici Systems Inc. (the "Company" or "Avici"). In this capacity you will report to Steve Kaufman, President and CEO. Your starting bi-weekly base salary will be $8,656.00, which annualized is $225,056.00.

You will also be eligible for a sales incentive of $250,000 annually, at target, payable in quarterly installments. Twenty-five percent (25%) of this target amount will be tied to specific corporate objectives and the remaining seventy-five percent (75%) will be based on sales quota. There will be no cap on the sales incentive plan. For the first quarter, you will receive a non-recoverable draw against quota equal to 100% of target or $62,500.00 per quarter (prorated based on your date of hire for partial months). For any quarters beyond, incentives paid will be based on attaining sales quota, equal to $62,500/quarter at one-hundred (100%) of quota.

Therefore, your total targeted compensation will be $475,056.00 during your first year of employment comprised of $225,056.00 in base salary, and $250,000.00 in the targeted sales incentive.

In addition, you will be granted an option in the amount of 275,000 shares of the Company's common stock. The option to purchase this stock is subject to the terms and conditions of the Company's 2000 Stock Option and Incentive Plan and will be approved at the next Board of Directors meeting. The price per share will be based on the option price as of your first day of employment. The stock will vest over four years on a per month basis of 2.0833%.

In the event of a change of control of the Company, you will receive accelerated vesting of 50% of all remaining unvested options. Further, if due to a change of control, you are terminated without cause or have a significant reduction in responsibility, position, or compensation, (i) all remaining unvested options would become fully vested and (ii) your option would terminate one year following such termination and/or significant reduction in responsibility, position, or compensation.

If in the event of a change of control of Avici you are terminated without cause, or have a reduction in responsibility, position, or compensation in connection with a change in control of Avici, you will receive twelve-months continuation of salary and benefits to be paid out in accordance with Avici's payroll cycle.

Avici also agrees to pay actual and reasonable temporary living expenses, up to $3,500 per month, for your stay in the Massachusetts area during your first twelve months of employment. This expense will be direct billed to the Company. If you decide to relocate to the Massachusetts area, Avici will reimburse you for your relocation for actual and reasonable expenses and tax liabilities up to an agreed upon amount to be decided at that time. If after one year, you decide not to relocate to MA we will discuss continuing reasonable temporary living for an additional year.

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The Company strives to offer a competitive employee benefit program. Your participation in this program will be subject to the standard eligibility requirements for all Avici employees. Avici's benefits are described in a document called "Avici's 2000 Benefits Summary for Full-Time Employees," a copy of which is enclosed. Avici's current program includes vacation (accrued 15 days) and holidays (10 days). Avici will offer a medical insurance plan of Blue Cross, Blue Shield PPO for remote employees. Avici also offers a Delta Dental plan, a Fidelity 401(k) program, a pre-tax medical and dependent care program, life insurance, supplemental life insurance, short and long-term disability benefits. Please note that Avici reserves the right to change, modify or discontinue any of its current benefits plans, providers and policies in the future.

Please plan on arriving at Avici's front lobby at 8:30 a.m. on your first day of employment. Your manager will be available at this time to assist you with your initial introduction and assimilation to Avici. Benefits orientation will begin promptly at 9:00 a.m.

In accordance with federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please bring proper documentation on your first day of work. This can be a U.S. Passport or a driver's license and birth certificate/social security card.

Please confirm your acceptance of this employment offer by signing one copy of this letter, which will indicate your acceptance of our offer as well as your anticipated start date and return it to me.

Please understand that this offer does not constitute a contract of employment for any particular period or a guarantee of continued employment. Our relationship is one of voluntary employment, "at will". While we hope our relationship will be mutually beneficial, it should be recognized that you will retain your right to terminate your employment at any time for any reason and that Avici will retain the same right. In accepting this offer, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this letter.

Employment with Avici is subject to your signing the Invention, Non-disclosure and Non-Compete Agreement. Note that this Agreement is enclosed for your review prior to accepting this offer.

This offer expires as of the close of business on August 31, 2001. This offer supercedes all prior offers, both verbal and written.

Chris, we are very pleased by the prospect of your addition to the Avici team and we are sure that you will play an important role in the future success of the Company.

Sincerely,

/s/ Diane Brown

Diane Brown
Director, Human Resources
Avici Systems Inc.

I have carefully reviewed this offer of employment and agree that it sets forth the entire understanding between the Company and me. I also understand that my employment at the Company is "at-will" which means that either the Company or I can terminate the employment relationship at any time.

Accepted by:       /s/ Chris Simpson           Date:          9/5/01
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Start Date:        October 1, 2001
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Enclosures:                2001 Benefits Summary
                           Invention, Non-disclosure and Non-Compete Agreement I-9 Form
                           Avici Medical Plan Comparison
                           Dental Plan
                           ESPP Stock Plan
                           Stock Options and Incentive Plan